Pricing Supplement No. 9 Dated April 05,04	Registration Statement No. 333-86720
(To Prospectus Supplement Dated May 16,2002	Filed Pursuant to Rule 424(b)(2)
and Prospectus Dated April 29, 2002)

CREDIT SUISSE FIRST BOSTON (USA), INC.
MEDIUM-TERM NOTES
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

The Medium-Term Notes, as further described below and in the accompanying Prospectus Supplement under "Description of Notes", will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Agent: Credit Suisse First Boston LLC

Principal Amount:	640MM	Optional Conversion:	N/A
Price To Public:	100.00%	Optional Repayment Date:	Non Call/ Life
Underwriting Discount:	N/A
Percentage To Issuer:	100.00%	Business Day Jurisdiction:	New York & London
Settlement Date	April 05,2004	Initial Redemption Percentage:	N/A
(Original Issue Date):
Specified Currency:	US Dollar	Initial Redemption Date:	N/A
Authorized Denomination:	$1,000 and integral multiples thereof	Annual Redemption Percentage Reduction:	N/A
Optional Extension of Maturity:
Maturity Date:	April, 05,2007	Form of Note:	Book Entry
Fixed Rate or Floating Rate Note:	Floating Rate
Initial Interest Rate:	TBD
Interest Rate Basis:	3 MONTH LIBOR
Maximum/Minimum Interest Rate:	N/A	Initial Interest Reset Date: Interest Reset Date(s):	July 02,2004 Quarterly
Spread to Index:	+5 basis points
First Coupon:	TBD
Interest Payment Date:	Quarterly. Pays NY and London Business days on the 5th of each January, April, July and October. Subject to the modified business convention.	Specify if Note is indexed, renewable, dual currency, amortizing, or OID, if applicable:	N/A
Interest Determination Date:	Quarterly 2 London business days prior to interest pay date. Telerate page 3750.	Day Count:	ACT/360
		CUSIP:	22541FDE3
First Interest Payment Date:	JULY 06, 2004
Settlement:	DTC #355

Credit Suisse First Boston, Willams Capital, Bank of New York
Cap Mkts, Danske and Trilon International